EXHIBIT 10.3

Company Name: -Ultimate Software
SLA: SLA-HOS1330892
SAVVIS
SAVVIS SERVICE LEVEL A.TTACHMENT
Colocation Services Service Level Agreement ("SLA")

This Colocation Services Service Level Attachment ("SLA" or "SLA Attachment") sets forth the applicable service levels ("Service Levels") for the Colocation Services and the HAN Internet Access Service ("Internet Connectivity Service", together with Colocation Services referred to collectively as "Services") provided to Customer within a Savvis Facility. This SLA Attachment is subject to and incorporated into the Savvis Master Service Agreement or Centurylink Agreement, including the Savvis Service Schedule - Colocation Service between the parties and any terms not defined in this SLA Attachment shall have the meaning set forth therein.

1.	Service Levels and Service Credits

The Services are provided with the following categories of Service Levels:

A.	Power Availability

B.	Temperature and Humidity

C.	Internet Connectivity Availability

D.	Internet Connectivity Latency
E. Internet Connectivity Packet Delivery

In the event of a Service Level Failure (hereinafter defined), Customer may be entitled to receive the applicable service credit set forth herein ("Service Credits"). Eligibility for Service Credits related to Power Availability and Internet Connectivity Availability is dependent upon the Customer's selection of the Power Source Connection and Savvis Internet Connectivity Source Connection listed below:

Power Source	Savvis Internet	Services eligible for a Power Availability or Internet Connectivity
Connection	Connectivity Source	Service Credit (Service Credit based on
	Connection	the Monthly Recurring Charge ("MRC")
for the Affected Service)
Primary and	Primary and Redundant
Redundant	(Requirement: fifty
	percent (50%) of	Colocation Service and Internet
	Customer's Internet	Connectivity Service
bandwidth in each specific
Savvis Facility must be
purchased from Savvis or
Centurvlink)
Primary and		Colocation Service (space and power
Redundant	Primary only or none	component) only
Primary Only	Primary and Redundant	Internet Connectivity Service only
Primary Only	Primary only or none	None

A.	POWER AVAILABILITY

The Colocation Service is provided with the Power Availability Service Level set forth below:

Power Availability    I 100%

In order to be eligible for Power Availability Service Level, Customer (i) shall maintain and utilize primary and redundant power sources and equipment capable of operating at 100% of load, without sustaining an outage solely caused by power being lost to just one of the two power sources, (ii) shall use cabling that meets national electrical and fire stahdards and any specification required by Savvis, (iii) shall connect its Equipment directly into both the A power source and the B power source, (iv) shall not permit power utilization to exceed the power rating identified ih the Service Order, unless provided otherwise in the Service Schedule or the Service Order, and (v) shall maintain all Customer Equipment in compliance with the electrical regulations of the region where such Customer Equipment is installed.

If the Colocation Service is subject to a Power Outage, a Power Availability Service Level Failure shall be deemed to occur and Customer is entitled to a Service Credit set forth in the table below. Service Credits for Power Outages are based on cumulative Power Outages over a calendar month. All Power Outage measurements will be based on Savvis' internal monitoring equipment and records.

Cumulative Duration of Power Outages within a Calendar Month	Service Credit for Power Outages based on a Percentage of MRC for the Affected Service of the Colocation Service
≥1minute and < 45 minutes	5%
≥45 minutes and < 3 hours 37 minutes	10%
≥3 hours 37 minutes and < 7 hours 12 minutes	20%
≥than 7 hours 12 minutes	30%

B.	TEMPERATURE AND HUMIDITY

The Colocation Service is provided with the following Temperature and Humidity Service Levels in accordance with the terms of this SLA.

Savvis Data Center (SOC) Environment	Service Level
SDC Temperature	Within the allowable ASHRAE range of 5gof to go°F.
SDC Non-Condensing Humidity Range	Within the allowable ASHRAE range of 20% relative humidity to 80% relative humidity or a 62°F dew point.

A "Temperature Service Level Failure" shall occur as a result of the SDC temperature falling below 5go Fahrenheit or exceeding to goo Fahrenheit, as allowed range under ASHRAE, for at least one hundred-twenty (120) consecutive minutes in either case for reasons other than an Excluded Event. In the event that a Termperature Service Level Failure occurs two or more times during any calendar month then subject to the terms of this SLA, Customer will be entitled to a Service Credit in a amount equal to 1/3oth of the MRC for the Affected Services of the Colocation Service paid by Customer in the month that the Temperature Service Level Failure occurred.

A "Humidity Service Level Failure" shall occur as a result of the SDC humidity falling below 20% relative humidity or exceeding 80% relative humidity or 62° Fahrenheit dew point, as allowed range under ASHRAE, for at least one hundred-twenty (120) consecutive minutes in either case for reasons other than an Excluded Event. In the event that a Humidity Service Level Failure occurs two or more times during any calendar month then subject to the terms of this SLA, Customer will be entitled to a Service Credit in an amount equal to 1/30th of the MRC for the Affected Services of the Colocation Service paid by Customer in the month that the Humidity Service Level Failure occurred.

C.	INTERNET CONNECTIVITY AVAILABILITY

The Internet Connectivity Service is provided with the Availability Service Level set forth below.

Availability    99.99%

If the Internet Connectivity Service is subject to a Network Outage, an Internet Connectivity Availability Service Level Failure shall be deemed to occur and Customer is entitled to a Service Credit set forth in the table below. Service Credits for Network Outages are based on cumulative Network Outages over a calendar month.

Cumulative Duration of Network Outages within a Calendar Month	Service Credits for Network Outages based on a Percentage of MRC for the Affected Service of the Internet Connectivity Service
≥5 minutes and < 60 minutes	5%
≥60 minutes and < 3 hours	15%
≥3 hours and < 6 hours	35%
≥6 hours	50%

D.	INTERNET CONNECTIVITY LATENCY

The Internet Connectivity Service is provided with the Internet Connectivity Latency Service Levels measured within the Savvis Core Network as set forth below. Failure to meet Latency Service Levels is not considered a Network Outage.

Global Average Monthly Internet Connectivity Latency Service Level (Metrics are calculated: Roundtrip in milliseconds (ms))

Reaion	NA-E
NA-E	50	NA-C
NA-C	65	50	NA-W
NA-W	100	65	50	E-E
E-E	110	150	200	35	E-W
E-W	115	200	210	40	35	AP-N1
AP-Nl	210	200	200	350	300	65	AP-N2 I

Company Name: -Ultimate Software
SLA: SLA-HOS1330892

AP-N2	285	255	215	375	385	65	55	AP-S
AP-S	260	270	230	400	400	100	45	50	AP-A
AP-A	330	300	260	410	400	150	170	140	80

Average Monthly Transatlantic Internet Connectivity Latency Service Level (Metrics are calculated: Roundtrip in milliseconds (ms))

Transatlantic Route	Latency
NY- London	95 ms
D.C. - Frankfurt	100 ms

If the actual monthly average Latency exceeds the applicable maximum Latency Service Levels, set forth in the Internet Connectivity Latency Service Level tables above in a given calendar month, a Internet Connectivity Latency Service Level Failure shall be deemed to occur and Customer is entitled to a Service Credit equal to 2.5% of the MRC for the Affected Service of the Internet Connectivity Service.

E. INTERNET CONNECTIVITY PACKET DELIVERY

The Internet Connectivity Service is provided with the Packet Delivery Service Level set forth below. Failure to meet a Packet Delivery Service Level is not considered a Network Outage.

Packet Delivery    99.5%

If the actual monthly Packet Delivery is less than the Packet Delivery Service Level set forth above, a Packet Delivery Service Level Failure shall be deemed to occur and Customer is entitled to a Service Credit in the amount of 2.5% of the MRC for the Affected Service of the Internet Connectivity Service.

2.	Example of Service Credit Calculations

Service Credits are based on cumulative Power Outages, Savvis Network Outages, Temperature Service Level Failures, and/or Humidity Service Level Failures over a calendar month.

Example 1: Customer has ten (10) racks each with a primary and redundant power circuit. The racks are connected to the internet via either a) an alternative carrier serving the Savvis Data Center or b) through Savvis via a primary Network connection only (there is no redundant Network connection). If both the primary and redundant power circuits of two racks incur a Power Outage, the Service Credit is calculated as a percentage applied to the MRCs for the eligible Affected Services, which would be the monthly charges for the two (2) racks only as the Network Services are not considered an "Affected Service".

Example 2: Customer has ten (10) racks each with a primary and redundant power circuit. The racks are connected to the internet via Savvis multiline access circuits (primary and redundant Internet Connectivity Service). If both the primary and redundant power circuits of two racks incur a Power Outage, the Service Credit is calculated as a percentage applied to the

MRCs for the Affected Services, which would be the monthly charges for the two (2) racks and twenty percent (20%) of the MRCs for Internet Connectivity Service (i.e., the Internet Connectivity Service MRCs apportioned to two (2) of ten (10) racks).

Example 3: Customer has ten (10) racks each with a primary and redundant power circuit. The racks are connected to the internet via Internet Connectivity Service using both primary and redundant access circuits. If both the primary and redundant access circuits incur a Network Outage, the Service Credit is calculated against the MRCs for the Affected Services, which would be the monthly charges for the ten (10) racks and one-hundred percent (100%) of the Internet Connectivity Service MRCs.

3.	Maintenance

Current scheduled maintenance windows are described in the Savvis Customer Guide and Handbook ("Scheduled Maintenance"). Savvis has the right to perform Scheduled Maintenance or Emergency Maintenance, which may limit or suspend the Availability .of the Services. The suspension of the Availability of any of the Services during Scheduled or Emergency Maintenance shall not be deemed a Service Level Failure (e.g., Network Outage, Power Outage, Temperature Service Level Failure, or Humidity Service Level Failure) and Customer shall not be entitled to any Service Credit. Savvis shall provide Customer with at least ten (10) days prior written notice of any Scheduled Maintenance activities via the SavvisStation customer portal. Emergency Maintenance may not be posted because of its immediate nature.

Customer shall be entitled to defer any Scheduled Maintenance on Savvis Services that only affects Customer; provided, however, Customer shall not be entitled to any Service Credits as set forth above to the extent that Savvis' failure to satisfy any of its obligations under this SLA Attachment is due to Savvis' inability to conduct Scheduled Maintenance as originally scheduled and as measured from such date that the Scheduled Maintenance would have ordinarily occurred. The parties shall work together in good faith to determine a new mutually agreed upon Scheduled Maintenance date and time. Customer shall not be entitled to defer Emergency Maintenance.

4. Process

Customer must request any Service Credit due hereunder by submitting an e-mail to billing@savvis.com within sixty (60) calendar days of the conclusion of the month in which the Service Level Failure(s) occurs. Customer waives any right to Service Credits not requested within this sixty (60) calendar day period. Service Credits will be issued once validated by Savvis and applied toward the invoice which Customer receives no later than two (2) months following Customer's Service Credit request. All performance calculations and applicable Service Credits are based on Savvis records and data unless Customer can provide Savvis with clear and convincing evidence to the contrary within such sixty (60) calendar day period.

5. Limitations

Customer will not be eligible to accrue any otherwise applicable Service Credits if Customer is in breach or default under any provisions of the Agreement at the time the Service Level Failure occurred and will not be entitled to any otherwise available Service Credit if Customer is in breach or default under any provisions of the Agreement at the time such Service Credit is requested by Customer until such breach is cured.

Company Name: -Ultimate Software
SLA: SLA-HOS1330892

In no event will the total Service Credits accrued in any single month exceed, in the aggregate across all Service Levels and events, fifty percent (50%) of the invoiced amount for the Affected Service.

This SLA provides Customer's sole and exclusive remedies for any Service interruptions, deficiencies, or failures of any kind. To clarify, such sole and exclusive remedies shall not apply to breaches of unrelated obligations under the Agreement such as infringement, confidentiality, etc. Service Levels and Service Credits set forth in this SLA Attachment shall not apply with respect to any Excluded Events. "Excluded Event" means any event that adversely impacts the Service that is caused by (a) the acts or omissions of Customer, its employees, customers, contractors or agents; (b) the failure or malfunction of equipment, applications or systems not owned or controlled by Savvis; (c) Force Majeure events; (d) Scheduled or Emergency Maintenance; (e) any suspension of Service pursuant to the Agreement; (f) the unavailability of required Customer personnel, including as a result of failure to provide Savvis with accurate, current contact information; or (g) any other circumstance specified in the applicable SSG.

Notwithstanding anything contained herein or in the Savvis Master Service Agreement to the contrary, the following provisions shall apply to the Services:

Customer may terminate the· Affected Service(s), if Customer experiences: (a) a single Power Outage or Network Outage greater than seven (7) hours, twelve (12) minutes in any given month; or (b) two (2) or more Power Outages or Network Outages, each lasting more than one hour, within a six (6) month period (each experience under section (a) or (b) is defined as a "Chronic Service Termination Event").

If a Chronic Service Termination Event occurs and Customer desires to terminate, Customer shall provide Savvis with written notification detailing the performance deficiency(ies) giving rise to the Chronic Service Termination Event, which notice must be sent within thirty (30) days following the Chronic Service Termination Event. For avoidance of doubt, if the Affected Service(s) are the only Services the Customer is purchasing from Savvis, then the entire Agreement may be terminated.. Termination shall be effective as specified in the Customer's termination notice, but in no event later than one hundred twenty (120) days from Savvis' receipt of Customer's notice termination. Such termination shall be without any further obligation to Savvis, including no obligation for early termination fees or other charges, other than the payment of all amounts due and owing to Savvis through the date of such termination. If Customer fails to provide Savvis with timely notification as set forth herein, Customer will be deemed to have waived its right to terminate as a result of that particular Chronic Service Termination Event. Failure to provide such notification shall in no way operate to waive or otherwise affect any of Customer's other rights related to any other Chronic Service Termination Event. This termination right, plus any corresponding credits, shall be Customer's sole and exclusive remedies for any deficiencies and interruptions of Service, including the failure of Savvis to meet the SLA goals.

6. Definitions

"Affected Service" means the portion of Services directly impacted by the failure to meet the relevant Service Level described in this SLA Attachment. For avoidance of doubt, if the Customer has a primary and redundant power source connection and a primary and redundant Savvis Internet Connectivity Service connection and either a Network Outage occurs and/or a

Power Outage occurs, then the Affected Services includes both the Colocation and the Savvis Internet Connectivity Services.

"Availability" means the percentage of time during a month in which the Colocation Services or Savvis Internet Connectivity is not subject to an outage.
Availability is calculated as follows:
"Availability" = ((Total minutes in a calendar month) - (Total minutes of outages during a calendar month)) x 1oo
(Total minutes in a calendar month)    )

"Customer Area" means the specific portion of a Savvis Facility in which the Colocation Service is provided to Customer.

"Emergency Maintenance" means unscheduled maintenance to the Services which must be performed on an immediate basis where failure to do so is likely to result in an imminent and/or material Service deficiency.

"Facility" means Savvis Data Center building, or location in which the Customer Area is located.

"Intra-Metro" - means point-to-point connectivity over Savvis-owned, metropolitan Ethernet facilities within the same metropolitan area.

"Latency" means the monthly average time it takes for a 64 byte IP test packet (except where a 1500 byte test packet is noted) to travel round trip across the relevant portion of the Savvis Network, calculated as:

Monthly Core Latency = Sum of daily average Latency calculations for a given month/Total number of days in month

"Network Outage" means any period of at least one minute during which the Savvis Internet Connectivity Service is unable to transmit or receive data for reasons other than any Excluded Event.    A Network Outage begins when Customer reports such Service failure or Savvis is otherwise aware of such failure and ends at the restoration of the Affected Service. All Network Outage measurements will be rounded to the nearest one minute increment.
"Packet Delivery" means the monthly average percentage of packets that are successfully delivered over the relevant portion of the Savvis Internet Connectivity Service, expressed as a percentage to two (2) decimal places, calculated as:

Packet Loss= Total number of packets successfully delivered in a given month x 100 Total number of packets scheduled to be delivered in a given month

"Power Outage" means any period of at least one minute during which Customer is unable to utilize the Colocation Service due to Savvis' failure to provide Customer with the specified power in the· Customer Area for reasons other than an Excluded Event. All Power Outage measurements will be rounded to the nearest one minute increment.

"Regions" mean the areas described and abbreviated below: North America: Canada & USA
North America - East (NA-E):    USA & Canada, Eastern Standard Time
North America - Central (NA-C): USA & Canada, Ceritral Standard Time
North America - West (NA-W):    USA & Canada, Mountain & Pacific Standard Time
Europe: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Luxembourg, Netherlands, Norway, Poland, Spain, Sweden, Switzerland and UK
Europe - East (EE):    Hungary, Poland
Europe - West (EW):    Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Spain, Sweden, Switzerland and UK

Asia/Pacific Rim: Austrailia, Hong Kong, Japan, Korea, Malaysia, New Zealand, Taiwan and Singapore

Asia/Pac Rim - North 1 (AP-N1): Japan and Korea
Asia/Pac Rim - North 2 (AP-N2): Hong Kong and Taiwan
Asia/Pac Rim - South (AP-S): Malaysia and Singapore
Asia/Pac Rim - Australia (AP-A): Australia, New Zealand

"Savvis Core Network" means the Savvis owned and operated IP backbone infrastructure (AS3561) between the routers, switches, and cabling located in Savvis Points of Presence and Internet Data Centers. For the avoidance of doubt, the Savvis Core Network does not include, among other things, access facilities, backhaul facilities or Customer Equipment.

"Service Credit" means an amount deducted from fees billed to Customer in the event of a Service Level Failure.

"Service Level Failure" means Power Outage, Network Outage, Temperature Service Level Failure, or Humidity Service Level Failure.

SAVVIS Communications Canada, Inc.

Name: /s/ James Parker
Title:
Date: 4/30/2103

The Ultimate Software Group of Canada, Inc.

Name: /s/ Robert Manne
Title: Vice President
Date: 3/28/2013